Exhibit 99.1

Media contacts:	Investor contacts:
Judi Frost Mackey, +1 212 632 1428	Michael J. Castellano, +1 212 632 8262
judi.mackey@lazard.com	Chief Financial Officer

Richard Creswell, +1 44 207 187 2305	Jean Greene, +1 212 632 1905
richard.creswell@lazard.com	investorrelations@lazard.com

LAZARD LTD REPORTS RECORD NINE-MONTH

AND THIRD-QUARTER 2007 RESULTS

– Record nine-month and quarterly Net Income Per Share(a) (diluted) of $1.72 and $0.73 respectively –

– Record Assets Under Management (AUM) of $142.1 billion –

Highlights

•

Record nine-month and third-quarter net income of $200.1 million and $83.6 million, respectively, both on a fully exchanged basis(a), a 33% increase over nine-months 2006 and a 139% increase over third-quarter 2006

•	Record nine-month and quarterly operating revenue(b) of $1,397.2 million and $569.5 million, increases of 29% and 79% over the respective 2006 periods

•	Increased Financial Advisory operating revenue by 26% to a record $847.5 million for the first nine months and by 103% to a record quarter of $379.8 million

•	Record M&A nine-month and quarterly revenue of $655.8 million and $295.4 million, with 20% and 93% increases over the respective 2006 periods

•

Asset Management operating revenue increased to record levels with $486.1 million, a 30% increase, for the first nine months and $177.5 million, a 42% increase, for the third quarter, including record management fees of $430.3 million and $157.4 million in the respective periods

•	Achieved net inflows in AUM of $17.5 billion for the first nine months and $3.3 billion in the third quarter

•	Completed Financial Advisory strategic acquisitions in Australia and the US middle market

NEW YORK, October 31, 2007 – Lazard Ltd (NYSE: LAZ) today announced financial results for the nine months and third quarter ended September 30, 2007. Net income on a fully exchanged basis(a) increased 33% to a record $200.1 million for the first nine months of 2007 from $150.4 million for the first nine months of 2006. Net income per common share (diluted) increased 19% to a record $1.72 for the first nine months of 2007 compared to $1.45 for the first nine months of 2006, reflecting the 13% increase in the weighted average number of shares for the 2007 nine-month period. The increase in shares is primarily due to the issuance of 8.1 million common shares in the December 2006 equity offering and the dilutive effects of the equity securities units and of a convertible note issued in May 2006. Operating income(c) increased 35% to a record $286.0 million for the first nine months of 2007, compared to $212.0 million for the same period in 2006.

Operating revenue(b) increased 29% to a record $1,397.2 million for the first nine months of 2007 compared to $1,079.6 million for the first nine months of 2006, resulting primarily from an increase in completed transactions

(a)	On a fully exchanged basis, which refers to the full conversion of all outstanding exchangeable interests held by the members of LAZ-MD Holdings and is a non-GAAP measure.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of General Partnerships of Lazard Asset Management (LAM), each of which are included in net revenue.
(c)	Operating income is after interest expense and before income taxes and minority interests.

and other advisory assignments in Financial Advisory in the third quarter, the inclusion of the strategic acquisitions in Australia and the US middle market, and continued growth in Lazard’s Asset Management business. Financial Advisory operating revenue increased 26% to a record $847.5 million for the first nine months of 2007, compared to $671.3 million for the first nine months of 2006. This includes a 20% increase in M&A operating revenue to a record $655.8 million in the 2007 nine-month period. Asset Management operating revenue increased 30% during the first nine months of 2007 to a record of $486.1 million, compared to $373.9 million in the first nine months of 2006.

For the third quarter of 2007, net income on a fully exchanged basis increased 139% to $83.6 million, or $0.73 per common share (diluted), a record third quarter, compared to $35.0 million, or $0.34 per common share (diluted) for the third quarter of 2006. Operating income increased 141% to a quarterly record of $118.6 million for the third quarter of 2007, compared to $49.2 million for the third quarter of 2006. Operating revenue for the third quarter of 2007 increased 79% to a quarterly record of $569.5 million compared to $317.6 million for the third quarter of 2006, also resulting primarily from an increase in completed transactions in Financial Advisory and other advisory assignments in the third quarter, the inclusion of the firm’s strategic acquisitions in Australia and the US middle market, and continued growth in Lazard’s Asset Management business. Financial Advisory operating revenue in the third quarter of 2007 increased 103% to a quarterly record of $379.8 million, compared to $187.1 million in the third quarter of 2006. This includes a 93% increase in M&A operating revenue to a quarterly record of $295.4 million. Asset Management operating revenue increased 42% to a record quarter of $177.5 million, compared to $124.9 million in the third quarter of 2006.

Lazard believes that results assuming full exchange of outstanding exchangeable interests provide the most meaningful basis for comparison among present, historical and future periods.

Before exchange of exchangeable interests, net income increased 70% to a record $95.9 million, or $1.72 per common share (diluted) for the first nine months of 2007, compared to $56.4 million or $1.45 per common share (diluted) for the first nine months of 2006. The 70% increase exceeded the 33% increase in net income on a fully exchanged basis as the minority interest declined as a result of the secondary component of the December 2006 equity offering. Before exchange of exchangeable interests, net income increased 206% to a quarterly record of $40.3 million for the 2007 third quarter, or $0.73 per common share (diluted), compared to $13.2 million, or $0.34 per common share (diluted) for the 2006 third quarter.

“Our Financial Advisory and Asset Management businesses each achieved record outcomes,” said Bruce Wasserstein, Chairman and Chief Executive Officer of Lazard Ltd. “The results underscore our differentiated strategy and simple business model. We are an intellectual capital business focused on providing premium advice and asset management. Our diversity by geography, industry and client base contributes to our success, as does the breadth of our advisory practice. For example, we advised the UAW in its negotiations with the automakers regarding retiree health care obligations. As we pointed out last quarter, we have limited exposure to the volatile credit market environment. We are not in the sub-prime business, are not a public hedge fund nor do we have any SIVs. We don’t have a significant principal trading book or hanging bridge loans. We believe our exposure to a softening of leveraged buyouts is limited.”

“During the past six months we have invested in both our businesses, through acquisitions, hiring of talent, opening of offices, bolstering key industry sectors and investing in new asset products,” said Mr. Wasserstein. “We successfully completed and integrated acquisitions in the US Middle Market and in Australia. Through our cooperation agreements with Raiffeisen and MBA, and our joint venture with Signatura, we have broadened our financial advisory presence in Eastern Europe and Latin America. We have strengthened our technology offering through a new office in Boston, and have reinforced our international and UK investment banking business leadership by hiring Ken Costa, former Chairman of Europe Investment Banking for UBS. We expect to continue to invest toward growth across the firm.”

“Our results were exceptional across the board,” said Steven J. Golub, Lazard’s Vice Chairman. “In the first half of this year, we reported that we expected completions for our Financial Advisory backlog to be weighted toward the second half of the year. Our results for this quarter support this statement, as our Financial Advisory business achieved a quarterly record and a record for the first nine months. Therefore, because of the impact of timing of completions of transactions, among other reasons, our results are measured best on an annual basis. In addition, our Asset Management business continued to grow, with $3.3 billion of net asset inflows in the quarter and a record AUM of $142.1 billion at September 30, 2007.”

“During the third quarter, Lazard advised on many of the most intellectually challenging and complex transactions of the time,” added Mr. Golub. “These included TXU’s $45.0 billion sale to an investor group led by KKR and TPG, Mellon Financial’s $16.5 billion merger with The Bank of New York, KeySpan’s $11.8 billion sale to National Grid, Chicago Board of Trade’s $11.1 billion merger with the Chicago Mercantile Exchange, Alinta’s A$9.2 billion sale to a consortium of Babcock & Brown and Singapore Power, Dollar General’s $7.3 billion sale to KKR, Microsoft’s $6.0 billion acquisition of aQuantive, Nestlé’s $5.5 billion acquisition of Gerber and its $2.5 billion acquisition of the medical nutrition business of Novartis and the $3.8 billion spin-off of WABCO from American Standard.”

“We also continue to advise on other major transactions, such as Acciona in its agreement with Enel concerning their €43.7 billion transaction with respect to Endesa, Gaz de France’s €37.8 billion merger with Suez, Groupe Danone’s €12.3 billion offer for Royal Numico and its $7.2 billion sale of its Biscuits and Cereal Products business to Kraft Foods, Coles Group’s A$18.0 billion sale to Wesfarmers, Resolution plc on offers received of about £5 billion to acquire its business, and Penn National Gaming’s $8.9 billion sale to funds affiliated with Fortress and Centerbridge,” added Mr. Golub.

“We remain focused on controlling costs, are investing for growth, and remain confident that our business model will continue to yield long-term attractive results,” added Mr. Golub.

The Company’s quarterly revenue and profits can fluctuate materially depending on the number, size and timing of completed transactions on which it advised, as well as seasonality and other factors. Accordingly, the revenue and profits in any particular quarter may not be indicative of future results. As such, Lazard management believes that annual results are the most meaningful.

Net Revenue

Financial Advisory

Lazard’s Financial Advisory business encompasses general strategic and transaction-specific advice to public and private companies, governments and other parties, and includes Financial Restructuring as well as various corporate finance services. Some of our assignments and, therefore, related revenue, are not reflected in publicly available statistical information.

For the first nine months of 2007, Financial Advisory operating revenue increased 26% to a record $847.5 million, compared to $671.3 million for the first nine months of 2006. Financial Advisory operating revenue increased 103% to a record $379.8 million in the third quarter of 2007, compared to $187.1 million in the third quarter of 2006.

M&A

M&A operating revenue increased 20% to $655.8 million and 93% to $295.4 for the first nine months and third quarter of 2007, respectively, both record levels, compared with $545.1 million and $153.2 million for the corresponding 2006 periods.

Lazard advised on the following M&A transactions, which were completed in the third quarter of 2007, including:

•	TXU’s $45.0 billion sale to an investor group led by KKR and TPG

•	Mellon Financial’s $16.5 billion merger with The Bank of New York

•	KeySpan’s $11.8 billion sale to National Grid

•	Chicago Board of Trade’s Special Transaction Committee in its $11.1 billion merger with the Chicago Mercantile Exchange

•	Alinta’s A$9.2 billion sale to a consortium of Babcock & Brown and Singapore Power

•	Dollar General’s $7.3 billion sale to KKR

•	Microsoft’s $6.0 billion acquisition of aQuantive

•	Nestlé’s $5.5 billion acquisition of Gerber and its $2.5 billion acquisition of the medical nutrition business of Novartis

•	American Standard’s $3.8 billion spin-off of WABCO

•	First Choice Holidays’ £1.7 billion merger with TUI Travel

•	Arrow International’s $2.0 billion sale to Teleflex

•	Caisse d’Epargne’s €1.3 billion strategic partnership in real estate with Nexity

•	Carlyle Group’s €1.0 billion combination of Zodiac’s Marine division with WaterPik

•	Barclays Private Equity’s €800 million sale of TUJA to Adecco

•	Royal Bank of Scotland’s £452 million sale of Bank of America’s London HQ at Canary Wharf

•	Air Liquide’s €550 million acquisition of Lurgi

•	Ameristar Casinos’ $675 million acquisition of Resorts East Chicago

•	Groupama’s €486 million sale of the Gan Tower (La Defense business district) to Fonciere des Regions

•	BlueScope Steel’s A$700 acquisition of the steel and metal merchandising division of Smorgon Steel

•	America First Apartment Investors’ $532 million sale to an affiliate of Sentinel Real Estate

•	IXEurope’s £254 million sale to Equinix

•	Eckes in the sale of its spirits division to Oaktree

•	Louis Dreyfus Group’s reorganization of family shareholdings

•	MF Global in its separation from Man Group

Pending, announced M&A transactions on which Lazard has advised or continued to advise since September 30, 2007, include:

•	Acciona in its agreement with Enel concerning their €43.7 billion transaction with respect to Endesa

•	Gaz de France’s €37.8 billion merger with Suez

•	Groupe Danone’s €12.3 billion offer for Royal Numico and its $7.2 billion sale of its Biscuits and Cereal Products business to Kraft Foods

•	Coles Group’s A$18.0 billion sale to Wesfarmers

•	Resolution plc on offers received of about £5 billion to acquire its business

•	Penn National Gaming’s $8.9 billion sale to funds affiliated with Fortress and Centerbridge

•	Florida Rock’s $4.6 billion sale to Vulcan Materials

•	PPG’s €2.2 billion offer for SigmaKalon Group

•	Sempra Energy’s $2.7 billion commodity marketing joint venture with Royal Bank of Scotland

•	Royal Bank of Scotland’s £1.0 billion sale of Citigroup Tower

•	France Telecom’s €1.4 billion acquisition of One GmbH with Mid Europa Partners

•	American Standard’s $1.8 billion sale of its Bath and Kitchen business to Bain Capital

•	France Telecom’s €1.3 billion sale of Orange mobile and internet operations in the Netherlands to Deutsche Telekom

•	ITT’s $1.7 billion acquisition of EDO

•	Catalina Marketing’s Special Committee in its $1.7 billion sale to Hellman & Friedman

•	Minnesota Steel’s sale to Essar and Essar’s $1.7 billion investment in an integrated steel plant

•	Aldabra’s $1.6 billion acquisition of paper and packaging assets from Boise Cascade

•	Medco Health Solution’s $1.5 billion acquisition of PolyMedica

•	American Express’ $1.1 billion sale of American Express Bank to Standard Chartered

•	Veolia Environnement’s $788 million acquisition of Thermal North America

•	Telent’s £398 million sale to Co-Investment No. 5 LP (Pension Corporation)

•	IBM’s SEK 5.2 billion acquisition of Telelogic

•	Hearst’s $600 million acquisition of the public minority stake in Hearst-Argyle Television

•	InBev’s €419 million sale of 90% of Immobrew (Belgian and Dutch real estate) to Cofinimmo

•	Lattelecom’s $570 million sale to the Blackstone Group

•	Schneider Electric’s €425 million sale of MGE UPS Systems operations in small systems to Eaton

•	Infineon Technologies’ €367 million acquisition of the mobility products business of LSI

•	Eiffage S.A. in its defense against an approach by Sacyr

•	Advent and The Carlyle Group’s sale of HT Troplast to Arcapita

•	L’Oreal USA’s acquisition of Maly’s West

•	Emap in its review of its strategic options

Financial Restructuring

Financial Restructuring operating revenue was $94.9 million for the first nine months of 2007, compared to $50.2 million for the first nine months of 2006, and was $56.2 million for the 2007 third quarter, compared to $15.6 million for the third quarter of 2006.

Notable announced assignments since the second quarter of 2007 include: Movie Gallery, Tarragon Corporation and Technical Olympic USA. Restructuring assignments completed in the third quarter of 2007 include Tower Automotive, Northwest Airlines Creditors Committee, Sons of Gwalia and InSight Health Services. In addition, third quarter revenue included our contingent fee in connection with the Eurotunnel restructuring. We are continuing our work on a number of other Restructuring assignments, including those involving Collins & Aikman, Calpine’s Unsecured Creditors Committee, an ad hoc committee of second lien holders in connection with Dura Automotive’s Chapter 11 filing and the UAW in connection with its ongoing contract discussions with GM, Ford and Chrysler over their retiree health care obligations and in connection with Delphi’s bankruptcy.

Corporate Finance and Other

Corporate Finance and Other operating revenue was $96.8 million for the first nine months of 2007, compared to $76.0 million for the first nine months of 2006, and was $28.3 million for the 2007 third quarter compared to $18.3 million for the third quarter of 2006. These increases were primarily driven by the fact that we advised on a number of recent capital markets transactions, including Special Purpose Acquisition Corporation transactions (SPACs) for Hicks Acquisition Co. and Alternative Asset Management Acquisition Corp. Lazard’s Equity Capital Markets group advised First Solar on its secondary equity offering, and E-House China Holdings on its IPO, among others.

Our Alternative Capital Finance Group also has served as placement agent on a number of Private Investments in Public Equity (PIPEs) and Registered Direct Offerings (RDs). Notable transactions during the third quarter included a PIPE for Via Pharmaceuticals and an RD for CombinatoRx. We also advised Euromedica on its private placement of equity and convertible bonds.

Asset Management

Asset Management operating revenue increased 30% to $486.1 million and 42% to $177.5 for the first nine months and third quarter of 2007, respectively, both record levels, compared with $373.9 million and $124.9 million for the corresponding 2006 periods.

Management fees increased 31% to a record $430.3 million and 40% to a record $157.4 million for the first nine months and third quarter of 2007, respectively, compared with $328.7 million and $112.7 million for the corresponding 2006 periods. Average AUM rose 44% for the third quarter of 2007 to $138.7 billion from $96.6 billion for the third quarter of 2006. AUM at the end of the third quarter of 2007 were $142.1 billion, representing a 29% increase over the level of AUM at year-end 2006, due principally to net asset inflows of $17.5 billion and market appreciation of $13.1 billion for the first nine months of 2007. With net asset inflows in the third quarter of $3.3 billion, Lazard has now achieved net asset inflows in seven of the last eight quarters.

Incentive fees were $18.1 million and $7.3 million for the first nine months and third quarter of 2007, respectively, compared with $17.4 million and $3.4 million for the comparable 2006 periods. Incentive fees are recorded on the measurement date, which for most of Lazard’s funds that are subject to incentive fees fall in the fourth quarter.

Expenses

Compensation and Benefits

The ratio of compensation and benefits expense to operating revenue measured 56.7% for the first nine months and third quarter of 2007, compared to 57.0% for the comparable 2006 periods. Compensation and benefits expense increased 29% to $792.2 million and 79% to $323.2 million for the first nine months and third quarter of 2007, respectively, compared with $615.3 million and $181.0 million for the respective 2006 periods, reflecting increases in operating revenue in the respective periods.

Non-Compensation

Non-compensation expenses, excluding $18.2 million in amortization of intangibles related to acquisitions completed during the third quarter, were $236.2 million or 16.9% of operating revenue and $82.1 million or 14.4% of operating revenue for the first nine months and third quarter of 2007, respectively, compared to $193.4 million or 17.9% of operating revenue and $67.3 million or 21.2% of operating revenue for the comparable 2006 periods. The increase reflects one-time VAT and other recoveries in the first nine months of 2006, as well as increases in 2007 in expenses related to (i) increased business activity, including fund administration and services associated with the growth in AUM, (ii) investments in our businesses including recruitment costs, travel and other market development costs, and (iii) the impact of the strengthening of the Euro, Pound and other currencies against the U.S. Dollar. In addition, the first nine months of 2007 includes a $4 million provision for occupancy and equipment costs relating to leases on abandoned space, which was recorded in the second quarter of 2007.

The percentage of non-compensation expenses to operating revenue can vary from quarter to quarter due to quarterly fluctuation in revenues, among other things. Accordingly, the results in a particular quarter may not be indicative of future results. Lazard management believes that annual results are the most meaningful basis for comparison.

Provision for Income Taxes

The provision for income taxes on a U.S. GAAP basis was $65.7 million and $28.3 million for the first nine months and third quarter of 2007, respectively, compared with a provision for income taxes of $44.8 million and $10.2 million for the corresponding 2006 periods. The effective tax rates for the first nine months and third quarter of 2007 were 23.0% and 23.9% respectively, compared to 21.1% and 20.6% for the corresponding 2006 periods. On a fully exchanged basis, the effective tax rate for the first nine months and third quarter of 2007 and 2006 was 28% in each period.

Minority Interest

Minority interest expense, assuming full exchange of minority interests, was $8.1 million and $2.5 million for the first nine months and third quarter of 2007, respectively, representing the LAM general partnership interests held by certain of our managing directors. In the corresponding 2006 periods, minority interest expense was $3.1 million and a $0.6 million, respectively.

Minority interest expense on a US GAAP basis also includes the minority interest attributable to the exchangeable interests held by LAZ-MD Holdings LLC. Such minority interest expense increased due to the significant increase in operating income in the third quarter, offset in part as the decrease in the ownership interest represented by the exchangeable interests declined to 52% in the first nine months and third quarter of 2007 compared to 62% in the corresponding 2006 periods, as a result of the primary and secondary offering of the Company’s common stock in December 2006.

Strategic Business Developments

During the third quarter of 2007, Lazard continued to execute on transactions as part of its five-year strategy to enhance the firm’s financial advisory capabilities in geographies and markets where it anticipates significant growth opportunities.

•

On July 31, Lazard completed its acquisition of Carnegie, Wylie & Company, one of Australia’s leading independent financial advisory firms. We have integrated the acquisition with our existing Australian business, and it is operating as Lazard Carnegie Wylie. Located in Melbourne, Sydney and Brisbane, the firm provides mergers and acquisitions advisory services, and manages a private equity fund.

•

On August 13, Lazard completed the acquisition of Goldsmith Agio Helms, a specialist investment bank focused on financial advisory for U.S. mid-sized private companies. As a result, Lazard added to its geographic footprint, especially in Minneapolis, Los Angeles and Chicago, and through this new growth initiative, Lazard Middle Market will provide access for Lazard’s current Financial Advisory clients to mid-sized, U.S. private companies.

•

In September 2007, Lazard expanded into two new markets by opening offices in Boston, as part of its global technology expansion, and Zurich, as part of the firm’s commitment to expand its European Financial Advisory business.

•

Also in September 2007, the firm announced it had hired Ken Costa, Chairman of Lazard International, to lead the firm’s UK Investment Banking business alongside William Rucker, CEO of Lazard in London. Mr. Costa joined the firm from UBS, where he was Chairman of Investment Banking for Europe, the Middle East and Africa.

•	During the third quarter, Lazard has activated its cooperation agreement with Raiffeisen, to jointly pursue financial advisory assignments in Russia, and Central and Eastern Europe.

Lazard’s nine-month and third-quarter 2007 results include $46 million in revenues related to the recent acquisitions of Carnegie Wylie and Goldsmith Agio Helms. However, principally as a result of purchase accounting adjustments, the acquisitions did not significantly impact the firm’s fully diluted net income per share for both the nine-month period in 2007 and the third quarter of 2007.

Non-GAAP Information

Lazard discloses certain non-GAAP financial information, which management believes provides the most meaningful basis for comparison among present, historical and future periods. The following are non-GAAP measures used in the accompanying financial information:

•	Net income assuming full exchange of exchangeable interests (or fully exchanged basis)

•	Operating Revenue

•	Minority interest assuming full exchange of exchangeable interests

*    *    *

Additional financial, statistical and business-related information is included in a financial supplement. This earnings release, the financial supplement and selected transaction information will be available today on our website at www.lazard.com.

*    *    *

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 35 cities across 17 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, restructuring and capital raising, as well as asset management services to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

*    *    *

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

*    *    *

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

###

LAZARD LTD

OPERATING REVENUE

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007	2006	Increase / (Decrease)		2007	2006	Increase / (Decrease)

	($ in thousands)
Financial Advisory
M&A	$295,401	$153,215	$142,186	93%	$655,787	$545,054	$110,733	20%
Financial Restructuring	56,161	15,562	40,599	261%	94,854	50,202	44,652	89%
Corporate Finance and Other	28,255	18,291	9,964	54%	96,809	76,013	20,796	27%

Total	379,817	187,068	192,749	103%	847,450	671,269	176,181	26%
Asset Management
Management Fees	157,424	112,726	44,698	40%	430,293	328,734	101,559	31%
Incentive Fees	7,315	3,423	3,892	114%	18,073	17,362	711	4%
Other Revenue	12,798	8,720	4,078	47%	37,737	27,809	9,928	36%

Total	177,537	124,869	52,668	42%	486,103	373,905	112,198	30%
Corporate	12,164	5,668	6,496	—	63,688	34,394	29,294	—

Operating Revenue*	569,518	317,605	251,913	79%	1,397,241	1,079,568	317,673	29%

LAM GP Related Revenue	2,521	600	1,921	—	8,076	3,137	4,939	—
Other Interest Expense	(29,991)	(20,693)	(9,298)	—	(72,711)	(62,027)	(10,684)	—

Net Revenue	$542,048	$297,512	$244,536	82%	$1,332,606	$1,020,678	$311,928	31%

*	Operating revenue excludes interest expense relating to financing activities and revenue relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	($ in thousands, except per share data)
Total revenue (a)	$577,601	$323,422	$1,423,391	$1,094,434
LFB interest expense	(8,083)	(5,817)	(26,150)	(14,866)

Operating revenue	569,518	317,605	1,397,241	1,079,568
LAM GP related revenue	2,521	600	8,076	3,137
Other interest expense	(29,991)	(20,693)	(72,711)	(62,027)

Net revenue	542,048	297,512	1,332,606	1,020,678
Operating expenses:
Compensation and benefits	323,152	180,982	792,236	615,269
Occupancy and equipment	21,462	18,257	65,436	55,710
Marketing and business development	16,898	13,852	50,264	41,702
Technology and information services	15,204	11,943	41,971	35,914
Professional services	13,166	14,316	35,695	34,366
Fund administration and outsourced services	6,074	3,703	15,042	10,831
Amortization of intangible assets (b)	18,156	—	18,156	—
Other	9,350	5,266	27,789	14,884

Total non-compensation expense	100,310	67,337	254,353	193,407

Operating expenses	423,462	248,319	1,046,589	808,676

Operating income	118,586	49,193	286,017	212,002
Provision for income taxes	28,284	10,153	65,658	44,827

Income before minority interest in net income	90,302	39,040	220,359	167,175
Minority interest in net income (excluding LAZ-MD)	2,523	604	8,081	3,144
Minority interest in net income (LAZ-MD only)	47,512	25,278	116,361	107,642

Net income	$40,267	$13,158	$95,917	$56,389

Net income assuming full exchange of exchangeable interests (c)	$83,565	$34,983	$200,113	$150,376

Weighted average shares outstanding (d):
Basic	51,078,444	37,388,185	51,318,879	37,457,275
Diluted	116,344,656	41,577,615	61,879,027	41,747,068

Net income per share:

Basic	$0.79	$0.35	$1.87	$1.51
Diluted	$0.73	$0.34	$1.72	$1.45

Weighted average shares outstanding, assuming full exchange of exchangeable interests (d):
Basic	106,641,641	99,486,633	107,230,445	99,562,490
Diluted	116,344,656	103,676,063	117,790,593	104,305,340

Net income per share - assuming full exchange of exchangeable interests:
Basic	$0.78	$0.35	$1.87	$1.51
Diluted	$0.73	$0.34	$1.72	$1.45

(a)	Excluding LAM General Partnership related revenue
(b)	For the three and nine month periods ended September 30, 2007, includes amortization expense related to the $30,987 of intangible assets recorded during the quarter ended September 30, 2007, as a result of the acquisition of Goldsmith Agio Helms & Lynner, LLC (“GAHL”) and Carnegie, Wylie & Company (“CWC”).
(c)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests net of an adjustment for Lazard Ltd entity-level taxes to effect a full exchange of interests as of January 1, 2006 (see “Reconciliation of US GAAP to Full Exchange Results”).
(d)	See “Reconciliation of Shares Outstanding and Basic & Diluted Net Income Per Share”.

LAZARD LTD

SELECTED QUARTERLY OPERATING RESULTS

(unaudited)

	Three Months Ended
	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	Mar. 31, 2006	Pro Forma(a) Dec. 31, 2005

	($ in thousands, except per share data)
Financial Advisory
M&A	$295,401	$164,318	$196,068	$247,483	$153,215	$197,856	$193,983	$182,984
Financial Restructuring	56,161	29,073	9,620	20,423	15,562	21,047	13,593	23,037
Corporate Finance and Other	28,255	51,619	16,935	34,260	18,291	43,149	14,573	32,216

Total	379,817	245,010	222,623	302,166	187,068	262,052	222,149	238,237

Asset Management
Management Fees	157,424	142,230	130,639	121,589	112,726	112,203	103,805	98,366
Incentive Fees	7,315	5,752	5,006	42,009	3,423	7,456	6,483	33,977
Other Revenue	12,798	13,666	11,272	10,961	8,720	10,159	8,930	7,170

Total	177,537	161,648	146,917	174,559	124,869	129,818	119,218	139,513

Corporate	12,164	32,868	18,657	14,774	5,668	18,970	9,756	9,965

Operating revenue (b)	$569,518	$439,526	$388,197	$491,499	$317,605	$410,840	$351,123	$387,715

Operating income (c)	$118,586	$89,163	$78,268	$115,207	$49,193	$84,693	$78,116	$77,084

Net income	$40,267	$29,296	$26,354	$36,596	$13,158	$23,545	$19,686	$21,743

Net income per share
Basic	$0.79	$0.57	$0.51	$0.88	$0.35	$0.63	$0.52	$0.58
Diluted	$0.73	$0.52	$0.47	$0.78	$0.34	$0.59	$0.51	$0.57

Net income assuming full exchange of exchangeable interests	$83,565	$61,515	$55,033	$85,817	$34,983	$62,939	$52,454	$57,261

Net income per share - assuming full exchange of exchangeable interests
Basic	$0.78	$0.57	$0.51	$0.84	$0.35	$0.63	$0.53	$0.57
Diluted	$0.73	$0.53	$0.47	$0.78	$0.34	$0.60	$0.51	$0.57

(a)	The unaudited pro forma selected quarterly operating results for December 31, 2005 present Lazard’s historical financial information adjusted to reflect the separation and recapitalization transactions, including its initial public offering and the additional financing transactions, assuming they had been completed as of January 1, 2005.
(b)	Operating revenue excludes interest expense relating to financing activities and revenue/(loss) relating to the consolidation of LAM General Partnerships, each of which are included in net revenue.
(c)	Operating income is after interest expense and before income taxes and minority interests.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	September 30, 2007	December 31, 2006*

ASSETS
Cash and cash equivalents	$959,122	$969,483
Cash segregated for regulatory purposes or deposited with clearing organizations	29,946	16,023
Securities owned - at fair value **	765,168	579,335
Receivables	1,021,726	1,234,896
Goodwill and other intangible assets	184,292	16,945
Other assets	547,142	391,983

Total assets	$3,507,396	$3,208,665

LIABILITIES & STOCKHOLDERS' DEFICIENCY
Liabilities

Deposits and other customer payables	$914,039	$1,195,014
Accrued compensation and benefits	341,670	437,738
Other liabilities	534,403	473,712
Senior notes:
Underlying equity security units	437,500	437,500
Others	1,155,351	649,557
Subordinated loans	150,000	200,000

Total liabilities	3,532,963	3,393,521

Commitments and contingencies

Minority interest	48,972	55,497

Stockholders' deficiency

Preferred stock, par value $.01 per share:
Series A	—	—
Series B	—	—
Common stock, par value $.01 per share:
Class A	517	516
Class B	—	—
Additional paid-in capital	(249,602)	(396,792)
Accumulated other comprehensive income, net of tax	52,187	32,494
Retained earnings	194,563	127,608

	(2,335)	(236,174)
Less: Class A common stock held by a subsidiary, at cost	(72,204)	(4,179)

Total stockholders' deficiency	(74,539)	(240,353)

Total liabilities, minority interest and stockholders' deficiency	$3,507,396	$3,208,665

*	Certain prior year amounts have been reclassified to conform to current year presentation.
**	At September 30, 2007 and December 31, 2006, 29% and 1%, respectively, of securities owned - at fair value represent corporate investments primarily in equity securities.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

BEFORE FULL EXCHANGE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$40,267	$13,158	$95,917	$56,389
Add (deduct) - net income associated with Class A common shares issuable on a non-contingent basis (a)	173	—	173	—

Basic net income	$40,440	$13,158	$96,090	$56,389

Denominator:
Weighted average shares outstanding (a)	51,078,444	37,388,185	51,318,879	37,457,275

Basic net income per share	$0.79	$0.35	$1.87	$1.51

Diluted
Numerator:
Basic net income	$40,440	$13,158	$96,090	$56,389
Add (deduct) - dilutive effect of adjustments to income for:
Interest expense on convertible notes, net of tax	460	—	1,385	—
Minority interest in net income resulting from assumed share issuances (see incremental issuable shares in the denominator calculation below) and Ltd level income tax effect	43,542	880	9,007	3,938

Diluted net income	$84,442	$14,038	$106,482	$60,327

Denominator:
Weighted average shares outstanding	51,078,444	37,388,185	51,318,879	37,457,275
Add - dilutive effect of incremental issuable shares:
Equity security units	4,091,143	3,219,113	5,395,017	3,481,668
Restricted stock units	2,368,298	970,317	2,329,560	808,125
Convertible notes (b)	2,631,570	—	2,631,570	—
Exchangeable interests (c)	55,563,197	—	—	—
Series A and Series B convertible preferred stock (d)	612,004	—	204,001	—

Diluted weighted average shares outstanding	116,344,656	41,577,615	61,879,027	41,747,068

Diluted net income per share	$0.73	$0.34	$1.72	$1.45

(a)	For the three and nine month periods ended September 30, 2007, includes 425,509 and 141,836 weighted average shares, respectively related to 815,558 shares of Class A common stock that are issuable on a non-contingent basis with respect to the acquisition of GAHL.
(b)	For the three and nine month periods ended September 30, 2006, the shares assumed issued from convertible notes were not dilutive.
(c)	For the nine month period ended September 30, 2007 and for the three and nine month periods ended September 30, 2006, the LAZ-MD exchangeable interests were not dilutive, consequently, the effect of their conversion to shares of Class A common stock has been excluded from diluted earnings per share during such period.
(d)	For the three and nine month periods ended September 30, 2007, includes 9,724 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to the acquisition of CWC. The rate of conversion into Class A common stock will be dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

LAZARD LTD

RECONCILIATION OF SHARES OUTSTANDING AND BASIC & DILUTED NET INCOME PER SHARE

ASSUMING FULL EXCHANGE OF EXCHANGEABLE INTERESTS AS OF JANUARY 1, 2006

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	($ in thousands, except per share data)
Basic
Numerator:
Net income	$83,565	$34,983	$200,113	$150,376

Denominator:
Weighted average shares outstanding (a)	106,641,641	99,486,633	107,230,445	99,562,490

Basic net income per share	$0.78	$0.35	$1.87	$1.51

Diluted
Numerator:
Net income	$83,565	$34,983	$200,113	$150,376
Add dilutive effect of adjustments to income for:
Interest expense on convertible debt, net of tax	877	—	2,633	458

Diluted net income	$84,442	$34,983	$202,746	$150,834

Denominator:
Weighted average shares outstanding	106,641,641	99,486,633	107,230,445	99,562,490
Add - dilutive effect of incremental issuable shares:
Equity security units	4,091,143	3,219,113	5,395,017	3,481,668
Restricted stock units	2,368,298	970,317	2,329,560	808,125
Convertible notes (b)	2,631,570	—	2,631,570	453,057
Series A and Series B convertible preferred stock (c)	612,004	—	204,001	—

Diluted weighted average shares outstanding	116,344,656	103,676,063	117,790,593	104,305,340

Diluted net income per share	$0.73	$0.34	$1.72	$1.45

(a)	For the three and nine month periods ended September 30, 2007, includes 425,509 and 141,836 weighted average shares, respectively related to 815,558 shares of Class A common stock that are issuable on a non-contingent basis with respect to the acquisition of GAHL.
(b)	For the three month period ended September 30, 2006, the shares assumed issued from convertible notes were not dilutive.
(c)	For the three and nine month periods ended September 30, 2007, includes 9,724 shares of Series A convertible preferred stock and 277 shares of Series B convertible preferred stock that will be convertible into Class A common stock on a non-contingent basis with respect to the acquisition of CWC. The rate of conversion into Class A common stock will be dependant, in part, on the future value of the Class A common stock and currency exchange rates, therefore, the shares are excluded from the basic net income per share calculation but included in the diluted net income per share calculation.

RECONCILIATION OF US GAAP TO FULL EXCHANGE RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	($ in thousands)
Net income - US GAAP	$40,267	$13,158	$95,917	$56,389
Provision for income taxes (d)	(4,214)	(3,453)	(12,165)	(13,655)
Minority interest in net income (LAZ-MD only) (e)	47,512	25,278	116,361	107,642

Net income assuming full exchange of exchangeable interests	$83,565	$34,983	$200,113	$150,376

(d)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate of 28.0% of operating income less LAM GP related revenue.
(e)	Represents a reversal of the minority interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests to effect a full exchange of interests as of January 1, 2006.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006

	($ in millions)
Equities	$120,602	$114,805	$105,483	$92,194	$81,786
Fixed Income	13,956	13,232	12,587	11,823	11,113
Alternative Investments	3,609	3,581	3,292	3,457	3,653
Private Equity	1,117	1,100	936	883	854
Cash	2,800	2,632	2,554	2,080	1,928

Total AUM	$142,084	$135,350	$124,852	$110,437	$99,334

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	($ in millions)		($ in millions)
AUM - Beginning of Period	$135,350	$93,901	$110,437	$88,234

Net Flows	3,295	1,693	17,485	983
Market Appreciation	2,733	3,792	13,122	9,337
Foreign Currency Adjustments	706	(52)	1,040	780

AUM - End of Period	$142,084	$99,334	$142,084	$99,334

Average AUM *	$138,717	$96,618	$128,181	$94,151

*	Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

SCHEDULE OF INCOME TAX PROVISION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Lazard Ltd Consolidated Effective Tax Rate	($ in thousands)

Operating Income
Lazard Group
Allocable to LAZ-MD Holdings (weighted average ownership of 51.8% and 52.0% and 62.3% and 62.4% for the three and nine month periods ended September 30, 2007 and 2006, respectively)	$61,440	$30,691	$148,917	$132,517
Allocable to Lazard Ltd (weighted average ownership of 48.2% and 48.0% and 37.7% and 37.6% for the three and nine month periods ended September 30, 2007 and 2006, respectively)	57,130	18,539	137,551	80,005

Total Lazard Group operating income	118,570	49,230	286,468	212,522
Lazard Ltd and its wholly owned subsidiaries	16	(37)	(451)	(520)

Total Lazard Ltd consolidated operating income	$118,586	$49,193	$286,017	$212,002

Provision for income taxes

Lazard Group (effective tax rates of 20.6% and 19.0% for the three and nine month periods ended September 30, 2007 and 16.4% and 17.3% for the three and nine month periods ended September 30, 2006, respectively)

Allocable to LAZ-MD Holdings	$12,624	$5,036	$28,356	$22,901
Allocable to Lazard Ltd	11,744	3,045	26,208	13,826

Total Lazard Group provision for income taxes	24,368	8,081	54,564	36,727
Tax adjustment for Lazard Ltd entity-level (a)	3,916	2,072	11,094	8,100

Lazard Ltd consolidated provision for income taxes	$28,284	$10,153	$65,658	$44,827

Lazard Ltd consolidated effective tax rate	23.9%	20.6%	23.0%	21.1%

Lazard Ltd Fully Exchanged Tax Rate

Operating Income
Lazard Ltd consolidated operating income	118,586	49,193	286,017	212,002
Less: LAM GP related loss/(revenue) allocable to Lazard Ltd	(2,521)	(600)	(8,076)	(3,137)

Operating income excluding LAM GP related revenue	$116,065	$48,593	$277,941	$208,865

Provision for income taxes
Lazard Ltd consolidated provision for income taxes	$28,284	$10,153	$65,658	$44,827
Tax adjustment for full exchange (b)	4,214	3,453	12,165	13,655

Total fully exchanged provision for income taxes	$32,498	$13,606	$77,823	$58,482

Lazard Ltd fully exchanged tax rate	28.0%	28.0%	28.0%	28.0%

(a)	Represents an adjustment to the Lazard Ltd tax provision for the three and nine month periods ended September 30, 2007 from $11,744 to $15,660 and $26,208 to $37,302 and for the three and nine month periods ended September 30, 2006 from $3,045 to $5,117 and $13,826 to $21,926 to reflect an effective tax rate of 28.0% of Lazard Ltd's share of operating income less its share of LAM GP related revenue, respectively.
(b)	Represents an adjustment to the Lazard Ltd tax provision to effect a full exchange of LAZ-MD Holdings’ ownership of Lazard Group common membership interests at an effective rate of 28.0% of operating income less LAM GP related revenue.